                              EXHIBIT NO. 11

                     COMPUTATION OF PER SHARE EARNINGS

                                                       YEAR ENDED DECEMBER 31
                                                  1997          1996          1995
                                                  ----          ----          ----
                                                       (Amounts in thousands,
                                                      except per share amounts)
BASIC:

  Average shares outstanding                      10,741        10,710        10,657

  Net income                                     $23,889       $22,003       $20,489
                                                 =======       =======       =======


  Net income per common share                    $  2.22       $  2.05       $  1.92
                                                 =======       =======       =======

DILUTED:

  Average shares outstanding                      10,741        10,710        10,657

  Net effect of the assumed exercise of
  stock options-based on the treasury
  stock method using average market price            128           156           163
                                                 -------       -------       -------
                                                  10,869        10,866        10,820
                                                 =======       =======       =======

  Net income                                     $23,889       $22,003       $20,489
                                                 =======       =======       =======


  Net income per common share                    $  2.20       $  2.03       $  1.89
                                                 =======       =======       =======
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